As filed with the Securities and Exchange Commission on May 31, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-129103

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-150670

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-159368

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-166375

UNDER

THE SECURITIES ACT OF 1933

REDDY ICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2381368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800

Dallas, Texas 75231

 (Address of principal executive offices)(Zip Code)

Reddy Ice Holdings, Inc. 2005 Long-Term Incentive and Share Award Plan

(Full title of the plan)

Steven J. Janusek
Chief Financial Officer
Reddy Ice Holdings, Inc.
8750 North Central Expressway, Suite 1800
Dallas, Texas 75231
(214) 526-6740

(Name, address and telephone number,
including area code, of agent for service of process)

Copy to:

Jamie Knox, Esq.
DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 335-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY STATEMENT

Reddy Ice Holdings, Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments to deregister certain securities originally registered pursuant to the following Registration Statements:

•                  Registration Statement on Form S-8 filed on October 18, 2005 (No. 333-129103), pursuant to which the Registrant registered 750,000 shares of Common Stock, par value $0.01 (“Common Stock”), for issuance under the Registrant’s 2005 Long-Term Incentive and Share Award Plan (as subsequently amended, the “Plan”) and 25,817 shares of Common Stock pursuant to the Registrant’s KEEP Program;

•                  Registration Statement on Form S-8 filed on May 6, 2008 (No. 333-150670), pursuant to which the Registrant registered an additional 500,000 shares of Common Stock for issuance under the Plan;

•                  Registration Statement on Form S-8 filed on May 20, 2009 (No. 333-159368), pursuant to which the Registrant registered an additional 1,500,000 shares of Common Stock for issuance under the Plan; and

•                  Registration Statement on Form S-8 filed on April 29, 2010 (No. 333-166375), pursuant to which the Registrant registered an additional 2,000,000 shares of Common Stock for issuance under the Plan.

A total of 4,750,000 shares of Common Stock were registered for issuance under the Plan.  A total of 4,513,044 shares of Common Stock were actually issued pursuant to awards granted under the Plan, including shares reserved for issuance in respect of outstanding stock options, leaving 236,956 shares of Common Stock available but not actually issued pursuant to the Plan (the “Unused Shares”).

On April 12, 2012 the Registrant and its wholly-owned subsidiary Reddy Ice Corporation (“Reddy Corp.”) filed voluntary petitions in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).  On May 22, 2012, the Bankruptcy Court entered an order confirming the Registrant’s Plan of Reorganization.

Pursuant to the Plan of Reorganization, upon effectiveness of the Plan of Reorganization the Plan will terminate and no further awards will be made under the Plan.  As contemplated by the Plan of Reorganization, the securities registered under this Registration Statement will be cancelled on the effective date of the Plan of Reorganization.  Accordingly, the Registrant is filing these post-effective amendments to deregister the Unused Shares concurrently with the effectiveness of the Plan of Reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 31, 2012.

REDDY ICE HOLDINGS, INC.

By:	/s/Gilbert M. Cassagne
Name: Gilbert M. Cassagne
Title: Chairman of the Board of Directors, Chief
Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gilbert M. Cassagne Gilbert M. Cassagne	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	May 31, 2012

/s/ Steven J. Janusek Steven J. Janusek	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	May 31, 2012

*	Director	May 31, 2012
William P. Brick

*	Director	May 31, 2012
Kevin J. Cameron

*	Director	May 31, 2012
Theodore J. Host

*	Director	May 31, 2012
Michael S. McGrath

*	Director	May 31, 2012
Michael H. Rauch

*	Director	May 31, 2012
Robert N. Verdecchio

* By:	/s/ STEVEN J. JANUSEK
Steven J. Janusek
Attorney-in-fact